As filed with the Securities and Exchange Commission on October 29, 2008
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QIAO XING UNIVERSAL TELEPHONE, INC.
(Exact name of registrant as specified in its charter)
British Virgin Islands
(State or other jurisdiction
of incorporation or organization)
Not Applicable
(I.R.S. Employer Identification No.)

Qiao Xing Science Industrial Park
Tang Quan
Huizhou City, Guangdong,
China 516023
011-86-752-2820-268
(Address and telephone number
of registrant’s principal executive offices)

Andrew N. Bernstein, Esq.
Andrew N. Bernstein, P.C.
5445 DTC Parkway, Suite 520
Greenwood Village, Colorado 80111
(303) 770-7131
(Name, address, and telephone number
of agent for service)

Copies of all communications to:
Andrew N. Bernstein, Esq.
Andrew N. Bernstein, P.C.
5445 DTC Parkway, Suite 520
Greenwood Village, Colorado 80111
Telephone: (303) 770-7131
Facsimile: (303) 770-7332

Approximate date of commencement of proposed sale to the public: From time to time, after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following. ☐
CALCULATION OF REGISTRATION FEE

Proposed
		Maximum	Proposed
	Amount	Offering	Maximum	Amount of
	To Be	Price per	Offering	Registration
Title of Each Class of Securities to be Registered	Registered	Unit	Price(1)	Fee
Common Stock, $0.001 par value per share (2)	—	—	—	—
Warrants (3)	—	—	—	—
Total(4)	$200,000,000 (4)	100% (5)	$200,000,000	$7,860 (6)

(1)	These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)	In addition to any securities that may be registered hereunder, we are also registering an indeterminate number of shares of common stock as may be issued upon conversion or exchange of the securities issued directly hereunder. No separate consideration will be received for any shares of common stock so issued upon conversion or exchange.

(3)	Represents warrants to purchase common stock.

(4)	The securities registered hereunder may be sold separately, or as units with other securities registered hereby. The proposed maximum offering price per unit will be determined by us in connection with the issuance of the Securities. In no event will the aggregate offering price of all securities issued from time to time pursuant to this Registration Statement exceed $200,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. The aggregate amount of common stock registered hereunder may be further limited to that which is permissible under General Instruction I.B.5.(a) of Form F-3 under the Securities Act, to the extent applicable.

(5)	We will determine the proposed maximum offering price per unit in connection with the issuance of the Securities.

(6)	We are paying a registration fee of $6,793 in connection with the filing of this registration statement. Please note that $1,067 of the registration fee for this registration statement is being offset, pursuant to Rule 457(p) under the Securities Act, by the $1,067 of registration fees paid in connection with unsold securities being registered by the registrant under Registration Statement No. 333-146365 (initially filed on September 28, 2007 and withdrawn on April 15, 2008).
          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
SUBJECT TO COMPLETION, DATED OCTOBER 29, 2008
$200,000,000
QIAO XING UNIVERSAL TELEPHONE, INC.
By this prospectus, we may offer, from time to time —
•	Common stock

•	Warrants
See “Risk Factors” beginning on page 5 for information you should consider before buying our securities.
     Our common stock is listed on the Nasdaq Global Market under the symbol “XING.” On October 24, 2008, the last reported sale price of our common stock on the Nasdaq Global Market was $2.21 per share.
     We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you purchase any of our securities.
     This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.
     The aggregate market value of our outstanding common stock held by non-affiliates is $89,280,393 based on 30,948,836 shares outstanding as of October 28, 2008, of which 24,129,836 shares are held by non-affiliates, and a per share price of $3.70 based on the closing sale price of our common stock on September 11, 2008. In addition, as of the date hereof, we have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.
This prospectus is dated November __, 2008

     No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement in connection with the offering described in this prospectus and any accompanying prospectus supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither this prospectus nor any prospectus supplement shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference in this prospectus or in any prospectus supplement is correct as of any date subsequent to the date of this prospectus supplement or of any prospectus supplement.

-ii-

SUMMARY
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “Commission” or the “SEC”), using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $200,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, including the risk factors, together with the additional information described under the heading “Where You Can Find More Information.”
Qiao Xing Universal Telephone, Inc.
     From our inception through December 31, 2002, Qiao Xing Universal Telephone, Inc. (“Qiao Xing”, the “Company” or “we”) was principally engaged in the manufacturing and sales of telecommunication terminals and equipment, including corded and cordless telephone sets, in China. Our history dates back to April 1992 when Mr. Rui Lin Wu, our founder and chief executive officer, established Qiao Xing Telecommunication Industry Co. Ltd. in Huizhou, People’s Republic of China (“PRC” or “China”). We initially were engaged in the original design and manufacturing of corded telephones, whereby products are designed and manufactured to the customer’s requirements and instructions and are marketed under the customer’s designated brand name or without a designated brand name. When we commenced our operations in August 1992, we had only 100 employees and two production lines producing telephones.
     In August 1995, we were awarded the ISO9001 certificate, which reflected our reputation as a high quality telephone manufacturer.
     Our company, formerly known as Pastiche Investments Limited, was incorporated as an international business company under the International Business Companies Act of the British Virgin Islands on December 6, 1994. As of July 8, 2008, we owned:
•	69.9% of Qiao Xing Mobile Communication Co. Ltd. (“QX Mobile”), an international business company incorporated in the British Virgin Islands on January 31, 2002. QX Mobile owns 96.55% of CEC Telecom Co., Ltd., a limited liability company established in China (“CECT”).

•	100% of Qiao Xing Communication Holdings, Ltd., an international business company incorporated in the British Virgin Islands on May 21, 2002 (“QX Communication Holdings”), which owns 90% of Hui Zhou Qiao Xing Property, Ltd. (“QX Property”), a PRC joint venture, and 90% of Hui Zhou Qiao Xing

Communication Industry, Ltd. (“HZQXCI”), a PRC joint venture. The remaining ownership of each of QX Property and HZQXCI is owned by Qiao Xing Group Limited, a PRC company owned by Rui Lin Wu and his eldest son Zhi Yang Wu. Messrs. Wu and Wu are two of our executive officers and directors.
     Our principal place of business and our executive office is the Qiao Xing Science Industrial Park, Tang Quan, Huizhou City, Guangdong, People’s Republic of China, 516023, telephone: (011) 86-752-2820-268. We have designated Andrew N. Bernstein, 5445 DTC Parkway, Suite 520, Greenwood Village, Colorado 80111 as our agent for service of process in the United States.
     Our two major operating subsidiaries include CECT and HZQXCI. Through our HZQXCI subsidiary, we conduct the business of the research and development and distribution of mobile phones and the design and distribution of fixed line telephones, wireless telephones and fax machines. CECT manufactures and sells mobile handsets based primarily on Global System for Mobile Communications, or GSM, global cellular technologies.
QX Mobile and Its Subsidiary CECT’s Business Overview
     QX Mobile is one of the leading domestic manufacturers of mobile handsets in China in terms of unit sales volume. It manufactures and sells mobile handsets based primarily on Global System for Mobile Communications, or GSM, global cellular technologies. It operates its business primarily through CEC Telecom Co., Ltd., or CECT, its 96.6%-owned subsidiary in China. Currently, its products have been primarily sold under the “CECT” brand name and it recently launched the “VEVA” brand name in May 2008.
     QX Mobile develops, produces, and markets a wide range of mobile handsets, with increasing focus on differentiated products that generally generate higher profit margins. QX Mobile sold approximately 2.26 million and 3.82 million handset products in 2006 and 2007, respectively. The average selling price of its handsets was Rmb 1,094 in 2006 and Rmb 816 (US$112) in 2007.
     QX Mobile’s in-house handset development teams are based in its two research and development centers in Beijing and Huizhou. The Beijing research center focuses on developing higher-end and differentiated products, while the Huizhou research center concentrates on developing handsets targeted at the mid-range and economy markets based on existing technologies. QX Mobile’s in-house research and development teams developed a number of handset designs and certain technologies used in producing its handsets, such as mobile phone application software, user-friendly product interfaces and printed circuit board designs, including baseband designs and radio frequency circuit designs, that contribute to its ability to produce differentiated handsets. QX Mobile also sources certain software and hardware designs used in producing its handsets from third-party designers to complement its in-house development capabilities.

     QX Mobile currently has one main handset manufacturing facility in Huizhou City, Guangdong Province, China. This facility is equipped with three Surface Mount Technology, or SMT, lines and seven assembly and testing lines. QX Mobile historically outsourced and continues to outsource the manufacturing of a substantial portion of its products to electronics manufacturing service providers, or EMS providers. QX Mobile produced approximately 0.61 million units in its Huizhou facility in 2006 and 0.56 million units in 2007. It outsourced approximately 1.60 million units in 2006 and 3.33 million units in 2007 through EMS providers. To reduce its reliance on third-party suppliers, in January 2008, it completed the construction of a new manufacturing facility in Huizhou to produce molds, cast components and other handset parts.
     Substantially all of QX Mobile’s products are sold in China. It sells its products primarily to its national and provincial distributors, TV direct sales distributors and internet distributors, which resell its products to end customers either directly or through their own distribution networks, which are typically composed of local distributors and retail outlets. QX Mobile’s distribution network currently includes five national distributors, 77 provincial distributors, three TV direct sales distributors and two internet distributors. These distributors sell QX Mobile’s products to approximately 300 local distributors, over 4,000 retail outlets and directly to end users in China. In addition, certain of QX Mobile’s distributors and other third parties provide repairs and other after-sales services to QX Mobile’s customers through over 200 after-sales service centers located throughout China.
HZQXCI’s Business Operations and Product Range
     We have ceased the manufacturing of indoor telephones. Instead, we subcontract our telephone manufacturing orders to designated manufacturers.
     HZQXCI started its business in 2003 and it currently specializes in:
(i)	the design and manufacture through sub-contractors of COSUN-branded GSM mobile phones for its own account;

(ii)	the development and marketing of wired and wireless telephones (indoor phones), including telephones with special functions; and

(iii)	the development and sale of internet-related products and other consumer electronics products.
     As of December 31, 2007, HZQXCI developed and sold more than 413 corded models and 46 cordless models, 12 models of fax machines, 60 models of wireless fixed phones, 16 models of ADSL, five models of Little Smart phones and five models of VOIP phones. The mobile phone division of HZQXCI has introduced 72 models of COSUN-branded GSM mobile phones which range from lower-end to middle-end and high-end.
     Since the second half of 2004, HZQXCI launched the COSUN-branded GSM mobile handset and has continued its transformation from a sub-contractor of CECT to a designer and distributor of its own brand of mobile handsets. In June 2006, HZQXCI received a license from the National Development and Reform Commission (NDRC) to manufacture GSM mobile phones.
     In the first five months of 2008, HZQXCI has launched nine models of COSUN-branded mobile phones, including COSUN 2122, which is extremely slim and has a flashlight function, and COSUN 9566, which has a telescope/binocular function.
The Securities We May Offer
     We may offer up to $200,000,000 of common stock and warrants in one or more offerings and in any combination. A prospectus supplement, which we will provide each time we offer securities, will describe the specific amounts, prices and terms of these securities.
     We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.
Common Stock
     We may offer shares of our common stock, par value $0.001 per share, either alone or underlying other registered securities convertible into our common stock. Holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends. Currently, we do not pay a dividend. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights.
Warrants
     We may issue warrants for the purchase of common stock. We may issue warrants independently or together with other securities.
FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated into this prospectus by reference contain certain forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to us that are based on the beliefs of the management of Qiao Xing as well as assumptions made by and information currently available to the management of Qiao Xing. Statements that are not based on historical facts, which can be identified by the use of such words as “likely,” “will,” “suggests,” “target,” “may,” “would,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” and similar expressions and their variants, are forward-looking. Such statements reflect the judgment of Qiao Xing as of the date of this prospectus and they involve many risks and uncertainties, such as those described below. These factors could cause actual results to differ materially from those predicted in any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We undertake no obligation to update forward looking statements.
RISK FACTORS
     Investors should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks and investors may lose all or part of their investment. In assessing these risks, investors should also refer to the other information contained or incorporated by reference herein.
Our future revenues and operating results are inherently unpredictable, and as a result, we may fail to meet the expectations of securities analysts or investors, which could cause our stock price to decline.
     Our revenues and operating results have fluctuated significantly from quarter-to-quarter in the past, and may continue to fluctuate significantly in the future. Factors that are likely to cause these fluctuations, some of which are outside of our control, include, without limitation, the following:
•	the current economic environment and other developments in the telecommunications industry;

•	the mix of our products sold, including inventory items with low product costs;

•	our ability to control expenses;

•	fluctuations in demand for and sales of our products, the acceptance of our products in the marketplace, and the general level of spending in the telecommunications industry;

•	our ability to maintain appropriate manufacturing capacity, and particularly to limit excess capacity commensurate with the volatile demand levels for our products;

•	our ability to successfully complete a transition to an outsourced manufacturing model;

•	the ability of our outsourced manufacturers to timely produce and deliver subcomponents, and possibly complete products in the quantity and of the quality we require;

•	competitive factors, including the introduction of new products and product enhancements by competitors and potential competitors, pricing pressures, and the competitive environment in the markets into which we sell our products, including competitors with substantially greater resources than we have;

•	our ability to effectively develop, introduce, manufacture, and ship new and enhanced products in a timely manner without defects;

•	the availability and cost of components for our products;

•	new product introductions that may result in increased research and development expenses and sales and marketing expenses that are incurred in one quarter, with revenues, if any, that are not recognized until a subsequent or later quarter; and

•	the unpredictability of consumer demand and difficulties in meeting such demand.
     A high percentage of our expenses, including those related to manufacturing, engineering, sales and marketing, research and development, and general and administrative functions, is fixed in the short term. As a result, if we experience delays in generating and recognizing revenue, our quarterly operating results are likely to be seriously harmed.
     Due to these and other factors, we believe that quarter-to-quarter comparisons of our operating results may not be meaningful. Our results for one quarter should not be relied upon as any indication of our future performance. It is possible that in future quarters our operating results may be below the expectations of public market analysts or investors. If this occurs, the price of our common stock would likely decrease.
Our stock price is highly volatile.
     The trading price of our common stock has fluctuated significantly since our initial public offering in February 1999, and is likely to remain volatile in the future. The trading price of our common stock could be subject to wide fluctuations in response to many events or factors, including the following:
•	quarterly variations in our operating results;

•	significant developments in the businesses of other telecommunications companies;

•	changes in financial estimates by securities analysts;

•	changes in market valuations or financial results of telecommunications-related companies;

•	announcements by us or our competitors of technology innovations, new products, or significant acquisitions, strategic partnerships or joint ventures;

•	any deviation from projected growth rates in revenues;

•	any loss of a major customer or a major customer order;

•	additions or departures of key management or engineering personnel;

•	any deviations in our net revenue or in losses from levels expected by securities analysts;

•	activities of short sellers and risk arbitrageurs;

•	future sales of our common stock; and

•	volume fluctuations, which are particularly common among highly volatile securities of telecommunications-related companies.
     In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology companies, which often has been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.
We experience intense competition with respect to our products.
     Some of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we have. As a result, some of these competitors are able to devote greater resources to the development, promotion, sale, and support of their products. In addition, our competitors that have larger market capitalization or cash reserves are better positioned than we are to acquire other companies in order to gain new technologies or products that may displace our product lines.
We are subject to a concentration of credit risk.
     We perform ongoing credit evaluations of each customer’s financial condition. We maintain reserves for potential credit losses and such losses in the aggregate have not exceeded management’s projections. As of December 31, 2006 and 2007, our five largest accounts receivable accounted for approximately 43% and 38% of our total accounts receivable.
The economy of China differs from the economies of most countries and creates significant risks.
     Although the majority of productive assets in China are still owned by the government, economic reform policies since 1978 have emphasized decentralization and the utilization of market mechanisms in the development of the Chinese economy. We have significantly benefited from such reforms, as the Ministry of Post and Telecommunications since 1994 has opened the telecommunications equipment market of China to all kinds of manufacturers. Our management believes that the basic principles underlying the reforms will continue to provide an acceptable framework of the PRC’s political and economic systems. In addition, we currently see no evidence that this refinement and readjustment process may adversely affect, directly or indirectly, the Company’s operations in the future.
     As substantially all of our operations are conducted in Mainland China, we are subject to special considerations and significant risks not typically associated with companies operating in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. Our results may be adversely affected by changes in the political and social conditions in Mainland China, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.
     In addition, substantially all of our revenue is denominated in Renminbi (“Rmb”) which must be converted into other currencies before remittance outside Mainland China. Both the conversion of Renminbi into foreign currencies and the remittance of foreign currencies abroad require the approval of the Mainland Chinese government.
Our currency is not freely convertible.
     The State Administration for Exchange Control (“SAEC”), under the authority of the People’s Bank of China (the “PBOC”), controls the conversion of Renminbi into foreign currency. The value of the Renminbi is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System (“CFETS”) market. Since substantially all of our raw materials are provided by local suppliers using Renminbi and the majority of our expenses are denominated in Renminbi, restrictions on currency conversions did not materially affect our operations. Also, since we do not expect to require any raw material that are not permitted or are limited to purchase using foreign currencies, our management believes that such restriction will not materially affect our operations in the future. However, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and our other holdings and investments, and our operating subsidiaries located in China may be subject to restrictions on the conversion of Renminbi to U.S. dollars and, as a result, may be restricted to make distributions to us.
We may not maintain adequate insurance coverage for damage to our Chinese factories.
     We have no direct business operation, other than our ownership of our subsidiaries located in China, and our results of operations and financial condition are currently solely dependent on our subsidiaries’ factories in China. We currently maintain fire, casualty and theft insurance covering various of our stock in trade, goods and merchandise, furniture and equipment, and factory buildings in China. The proceeds of this insurance may not sufficiently cover material damage to, or the loss of, any of our factories due to fire, severe weather, flooding or other cause, and such damage or loss would have a material adverse effect on our financial condition, business and prospects. However, we have not materially suffered from such damage or loss to date.
The discontinuation of the preferential tax treatment currently available to our PRC subsidiary, CEC Telecom Co., Ltd., could materially adversely affect our results of operations.
     Our PRC operating subsidiary, CEC Telecom Co., Ltd. (“CECT”), was subject to the PRC Enterprise Income Tax Law Concerning Foreign-Invested Enterprises and Foreign Enterprises. CECT, as a foreign-invested enterprise, was generally subject to enterprise income tax at a statutory rate of 33% (30% national income tax plus 3% local income tax) through 2007 under this law and its related regulations, and 25% from January 1, 2008 under the new tax law described below. However, as a “high-tech enterprise” formed in the Zhongguancun Science Park high technology zone in Beijing, CECT enjoyed preferential tax treatment through 2007. In particular, CECT was exempted from enterprise income tax from May 22, 2000 to December 31, 2002 and was entitled to preferential enterprise income tax rates of 7.5% from January 1, 2003 to December 31, 2005 and 15% from January 1, 2006 to December 31, 2007.

     On March 16, 2007, the National People’s Congress of the PRC passed the PRC Enterprise Income Tax Law, which law took effect as of January 1, 2008. In accordance with the new tax law, a unified enterprise income tax rate of 25% and unified tax deduction standards will be applied equally to both domestic-invested enterprises and foreign-invested enterprises such as CECT. However, certain qualifying high-technology enterprises may still benefit from a preferential tax rate of 15% under the new tax law if they meet the definition of “qualifying high-technology enterprise” to be set forth in the more detailed implementing rules when they are adopted. As a result, if CECT qualifies as a “qualifying high-technology enterprise”, it will continue to benefit from a preferential tax rate of 15%. Before being qualified as a “qualifying high-technology enterprise” under the new tax law, CECT’s applicable tax rate increased from its then existing tax rate of 15% to the unified tax rate of 25% effective January 1, 2008. Regarding the implementation of the preferential treatment for “qualifying high-technology enterprise” under the new tax law, the Chinese government has taken the first step in creating a mechanism to review the qualifications of “high-technology enterprise” with the issuance of “Circular 172” on April 14, 2008. This guidance, however, is not detailed enough and specifies that additional detailed guidelines will be issued. Such additional guidelines are expected to be issued within the next several months, with the actual detailed procedures being set up sometime thereafter. As a result, we expect that qualified enterprises will only receive their “High-technology Enterprise Certificate” in the second half of 2008 or sometime next year.
     We cannot assure you that CECT will qualify as a “qualifying high-technology enterprise” under the new tax law, and even if CECT successfully obtains this high-tech enterprise status, its preferential tax treatment may be discontinued by the tax authorities at their discretion or pursuant to any future changes in PRC tax laws, rules or regulations. Before being qualified as a “qualifying high-technology enterprise” under the new tax law, CECT is subject to a 25% rate from January 1, 2008 under the new tax law described above, which significantly increases our effective tax rate and materially adversely affects our operating results.
The dividends that our BVI-incorporated investment holding subsidiaries receive from their subsidiaries in the PRC and our global income may be subject to PRC tax under the new PRC Enterprise Income Tax Law, which would have a material adverse effect on our results of operations. In addition, our foreign corporate holders of ordinary shares may be subject to a PRC withholding tax upon the dividends payable by us and upon gains realized on the sale of our ordinary shares, if we are classified as a PRC “resident enterprise.”
     Under the new PRC Enterprise Income Tax Law, dividends, interests, rent, royalties and gains on transfers of property payable by a foreign-invested enterprise in the PRC to its foreign investor who is a non-resident enterprise will be subject to a 10% withholding tax, unless such non-resident enterprise’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a reduced rate of withholding tax. The British Virgin Islands, where our investment holding subsidiaries are incorporated, does not have such a tax treaty with the PRC. If these BVI-incorporated investment holding subsidiaries are considered non-resident enterprises, this new 10% withholding tax imposed on their dividend income received from their PRC subsidiaries would reduce our net income and have an adverse effect on our operating results.

     Under the new tax law, an enterprise established outside the PRC with its “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its worldwide income. The “de facto management body” is defined as the organizational body that effectively exercises overall management and control over production and business operations, personnel, finance and accounting, and properties of the enterprise. It remains unclear how the PRC tax authorities will interpret such a broad definition. Substantially all of our management members are based in the PRC. If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our worldwide income will be subject to income tax at a uniform rate of 25%, which may have a material adverse effect on our financial condition and results of operations. Notwithstanding the foregoing provision, the new tax law also provides that, if a resident enterprise directly invests in another resident enterprise, the dividends received by the investing resident enterprise from the invested enterprise are exempted from income tax, subject to certain conditions. Therefore, if our BVI-incorporated investment holding subsidiaries are classified as resident enterprises, the dividends they receive from their PRC subsidiaries may be exempted from income tax. In addition, under the new tax law, foreign corporate holders of our ordinary shares may be subject to a 10% withholding tax upon dividends payable by us and gains realized on the sale or other disposition of ordinary shares, if such income is sourced from within the PRC. Although we are incorporated in the British Virgin Islands, it remains unclear whether the dividends payable by us or the gains our foreign corporate holders may realize will be regarded as income from sources within the PRC if we are classified as a PRC resident enterprise. Any such tax may reduce the return on an investment in our ordinary shares by a foreign corporation.
Recent PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to distribute profits to us, or otherwise materially and adversely affect us.
     The State Administration of Foreign Exchange (“SAFE”) issued a public notice in October 2005, or the SAFE notice, requiring PRC residents, including both legal persons and natural persons, to register with the competent local SAFE branch before establishing or controlling any company outside of China, referred to as an “offshore special purpose company,” for the purpose of acquiring any assets of or equity interest in PRC companies and raising fund from overseas. In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend its SAFE registration with the local SAFE branch, with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. If any PRC shareholder of any offshore special purpose company fails to make the required SAFE registration and amendment, the PRC subsidiaries of that offshore special purpose company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore special purpose company. Moreover, failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

     Due to lack of official interpretation, some of the terms and provisions in the SAFE notice remain unclear and implementation by central SAFE and local SAFE branches of the SAFE notice has been inconsistent since its adoption. Based on the advice of our PRC counsel and after consultation with relevant SAFE officials, we believe that our PRC resident shareholders were required to complete their respective SAFE registrations pursuant to the SAFE notice. Since our PRC resident shareholders did not complete their SAFE registrations before March 31, 2006, the local SAFE branch will not accept their applications for SAFE registration until the detailed rules concerning the penalties for those who failed to make their SAFE registrations before March 31, 2006 are implemented. However, we believe the likely penalties for failure to complete the SAFE registration will be nominal and there should be no other legal obstacles for our PRC resident shareholders to complete or amend their respective SAFE registrations with respect to the Company. Moreover, because of uncertainty over how the SAFE notice will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE notice by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by the SAFE notice. We also have little control over either our present or prospective direct or indirect shareholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident shareholders to comply with the SAFE notice, if SAFE requires it, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiary’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.
     In addition, the National Development and Reform Commission (the “NDRC”) promulgated a rule in October 2004, or the NDRC Rule, which requires NDRC approvals for overseas investment projects made by PRC entities. The NDRC Rule also provides that approval procedures for overseas investment projects of PRC individuals shall be implemented with reference to this rule. However, there exist extensive uncertainties in terms of interpretation of the NDRC Rule with respect to its application to a PRC individual’s overseas investment, and in practice, we are not aware of any precedents that a PRC individual’s overseas investment has been approved by the NDRC or challenged by the NDRC based on the absence of NDRC approval. Our current beneficial owners who are PRC individuals did not apply for NDRC approval for investment in a subsidiary. We cannot predict how and to what extent this will affect our business operations or future strategy. For example, the failure of our shareholders who are PRC individuals to comply with the NDRC Rule may subject these persons or our PRC subsidiary to certain liabilities under PRC laws, which could adversely affect our business.
We depend upon certain key personnel to manage our company.
     Our ability to successfully carry out our business plans continues to be largely dependent upon the efforts of our senior management and executive officers, particularly our chairman, Rui Lin Wu. We have not entered into an employment agreement with Mr. Wu and the loss of his services would have a material adverse effect on our ability to achieve our business objectives. Further, we do not maintain any key-person life insurance policy on his life.

We are controlled by one of our shareholders, whose interests may differ from other shareholders.
     Rui Lin Wu, our chief executive officer and chairman, and members of his family beneficially own or control approximately 22.0% of our outstanding shares as of July 8, 2008. Accordingly, he has significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. He also may have the power to prevent or cause a change in control. In addition, without his consent, we could be prevented from entering into transactions that could be beneficial to us. The interests of this shareholder may differ from the interests of the other shareholders.
Our holding company structure creates restrictions on the payment of dividends.
     We have no direct business operations, other than our ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. If future dividends are paid in Renminbi, fluctuations in the exchange rate for the conversion of Renminbi into U.S. dollars may adversely affect the amount received by U.S. shareholders upon conversion of the dividend payment into U.S. dollars.
As a “foreign private issuer”, we are not subject to certain rules promulgated by Nasdaq that other Nasdaq-listed issuers are required to comply with.
     Our common shares are currently listed on the Nasdaq Global Market and, for so long as our securities continue to be listed, we will remain subject to the rules and regulations established by Nasdaq applicable to listed companies. As permitted under Nasdaq rules applicable to foreign private issuers, we have determined not to comply with the following Nasdaq rules:
•	our independent directors do not hold regularly scheduled meetings in executive session;

•	the compensation of our executive officers is not determined by an independent committee of the board or by the independent members of the board of directors, and our CEO may be present and participate in the deliberations concerning his compensation;

•	related party transactions are not required to be reviewed or approved by our audit committee or other independent body of the board of directors; and

•	we are not required to solicit shareholder approval of stock plans, including those in which our officers or directors may participate; stock issuances that will result in a change in control; the issuance of our stock in related party transactions or other transactions in which we may issue 20% or more of our outstanding shares; or, below market issuances of 20% or more of our outstanding shares to any person.
We may in the future determine to voluntarily comply with one or more of the foregoing provisions.
It may be difficult to serve us with legal process or enforce judgments against us or our management.
     We are a British Virgin Islands holding company, and all or a substantial portion of our assets are located in China. In addition, all of our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of such non-residents are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon them. Moreover, there is doubt as to whether the courts of the British Virgin Islands or China would enforce:
•	judgments of United States courts against us, our directors or our officers based on the civil liability provisions of the securities laws of the United States or any state; or

•	in original actions brought in the British Virgin Islands or China, liabilities against us or non-residents based upon the securities laws of the United States or any state.
Some information about us may be unavailable due to exemptions under the Exchange Act for a foreign private issuer.
     We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies, including:
•	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.
Because of these exemptions, investors are not provided with the same information which is generally available about domestic public companies organized in the United States.
Since we are a British Virgin Islands company, the rights of our shareholders may be more limited than those of shareholders of a company organized in the United States.
     Under the laws of most jurisdictions in the United States, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders.

Shareholder action must be taken in good faith, and actions by controlling shareholders which are obviously unreasonable may be declared null and void. British Virgin Island law protecting the interests of minority shareholders may not be as protective in all circumstances as the law protecting minority shareholders in U.S. jurisdictions. In addition, the circumstances in which a shareholder of a BVI company may sue the company derivatively, and the procedures and defenses that may be available to the company, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the U.S.
     Furthermore, our directors have the power to take certain actions without shareholder approval which would require shareholder approval under the laws of most U.S. jurisdictions. The directors of a BVI corporation, subject in certain cases to court approval but without shareholder approval, may implement a reorganization, merger or consolidation, the sale of any assets, property, part of the business, or securities of the corporation. Our ability to amend our Memorandum of Association and Articles of Association without shareholder approval could have the effect of delaying, deterring or preventing a change in our control without any further action by the shareholders, including a tender offer to purchase our common stock at a premium over then current market prices.

CAPITALIZATION AND INDEBTEDNESS
     The following table sets forth our capitalization as of August 31, 2008 on an actual basis. All data in the following table is unaudited and in U.S. dollar thousands.

Cash and cash equivalents	604,318

Long term indebtedness
Capital lease obligations, non-current portion	0
of which secured and/or guaranteed	0
Notes payable, non-current portion	24,017
of which secured and/or guaranteed	0
Total long term indebtedness	25,654
of which secured and/or guaranteed	0

Short term indebtedness
Short term borrowings	194,359
of which secured and/or guaranteed	0
Capital lease obligations, current portion	0
of which secured and/or guaranteed	0
Total short term indebtedness	456,095
of which secured and/or guaranteed	0

Total Indebtedness	481,749
of which secured and/or guaranteed	0

Shareholders’ Equity:

Common stock, par value Rmb 0.008 (equivalent of US$0.001):
50,000,000 shares authorized, 30,948,836 shares issued and outstanding as of August 31, 2008	34

Additional paid-in capital	260,957
Accumulated other comprehensive income	(17,431)
Retained earnings	217,749

Total shareholders’ equity	461,309

USE OF PROCEEDS
     Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes and working capital requirements. We may also use a portion of the net proceeds to fund possible investments in and acquisitions of complementary businesses, partnerships, minority investments, products or technologies. Currently, there are no commitments or agreements regarding such acquisitions or investments that are material. Pending their ultimate use, we may invest the net proceeds in money market funds, commercial paper and governmental and non-governmental debt securities.

DESCRIPTION OF CAPITAL STOCK
     Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value. The following is a summary of the material provisions of the common stock contained in our Memorandum of Association and Articles of Association. For greater detail about our capital stock, please refer to our Memorandum of Association and Articles of Association.
Common stock
     As of October 28, 2008, there were 30,948,836 shares of common stock issued and outstanding.
     The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering, if any, will be fully paid and nonassessable.
British Virgin Islands law and certain provisions of our Memorandum of Association and Articles of Association
     Corporate Powers. We have been registered in the British Virgin Islands since December 6, 1994, under British Virgin Islands International Business Companies number 135241. Clause 4 of our Memorandum of Association states that the objects for which we are established are to engage in any businesses which are not prohibited by law in force in the British Virgin Islands.
     Directors. A director who is materially interested in any transaction with us shall declare the material facts of and nature of his interest at the meeting of the Board of Directors. A director may vote or be counted as the quorum on any resolution of the Board in respect of any transaction in which he is materially interested. With the prior or subsequent approval by a resolution of members, the directors may, by a resolution of directors, fix the emoluments of directors with respect to services to be rendered in any capacity to us. The directors may, by a resolution of directors, exercise all the powers of the Company to borrow money. There is no age limit requirement for retirement or non-retirement of directors. A director shall not require a share qualification.
     Share Rights, Preferences and Restrictions. Our authorized share capital is 50 million shares of par value US$0.001 per share. All dividends unclaimed for three years after having been declared may be forfeited by resolution of the directors for our benefit. All shares vote as one class and each whole share has one vote. Directors stand for reelection on an annual basis. Cumulative voting for directors is not authorized. We may redeem any of our own shares for such fair value as we by a resolution of directors determine. All shares have the same rights with regard to dividends and distributions upon our liquidation.
     Changing Share Rights. The rights of each class and series of shares that we are authorized to issue shall be fixed by the resolution of directors. If the authorized capital is divided into different classes, the rights attached to any class may be varied with the consent in writing of the holders of not less than three-fourths of the issued shares of that class and of the holders of not less than three-fourths of the issued shares of any other class which may be affected by such variation.
     Shareholder Meetings. The directors may convene meetings of our members at such times and in such manner and places as the directors consider necessary or desirable. The directors shall convene such a meeting upon the written request of members holding 10 percent or more of our outstanding voting shares. At least seven days’ notice of the meeting shall be given to the members whose names appear on the share register.
     Restrictions on Rights to Own Securities. There are no limitations on the rights to own our securities.
     Change in Control Provisions. There are no provisions of our Memorandum of Association and Articles of Association that would have an effect of delaying, deferring or preventing a change in our control and that would operate only with respect to a merger, acquisition or corporate restructuring involving us.
     Disclosure of Share Ownership. There are no bylaw provisions governing the ownership threshold above which shareholder ownership must be disclosed.
     Applicable Law. Under the laws of most jurisdictions in the US, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders. Shareholder action must be taken in good faith and actions by controlling shareholders which are obviously unreasonable may be declared null and void. BVI law protecting the interests of minority shareholders may not be as protective in all circumstances as the law protecting minority shareholders in US jurisdictions.
     While BVI law does permit a shareholder of a BVI company to sue its directors derivatively, that is, in the name of, and for the benefit of, our company and to sue a company and its directors for his benefit and for the benefit of others similarly situated, the circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect of any such action, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the US.
     Our directors have the power to take certain actions without shareholder approval, including an amendment of our Memorandum of Association or Articles of Association or an increase or reduction in our authorized capital, which would require shareholder approval under the laws of most US jurisdictions. In addition, the directors of a BVI corporation, subject in certain cases to court approval but without shareholder approval, may, among other things, implement a reorganization, certain mergers or consolidations, the sale, transfer, exchange or disposition of any assets, property, part of the business, or securities of the corporation, or any combination, if they determine it is in the best interests of the corporation, its creditors, or its shareholders. Our ability to amend our Memorandum of Association and Articles of Association without shareholder approval could have the effect of delaying, deterring or preventing a change in our control without any further action by the shareholders, including a tender offer to purchase our common stock at a premium over then current market prices.
     The International Business Companies Act of the British Virgin Islands permits the creation in our Memorandum and Articles of Association of staggered terms of directors, cumulative voting, shareholder approval of corporate matters by written consent, and the issuance of preferred shares. Currently, our Memorandum and Articles of Association only provide for shareholder approval of corporate matters by written consent, but not for staggered terms of directors, cumulative voting or the issuance of preferred shares.
     As in most US jurisdictions, the board of directors of a BVI corporation is charged with the management of the affairs of the corporation. In most US jurisdictions, directors owe a fiduciary duty to the corporation and its shareholders, including a duty of care, under which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, under which they must protect the interests of the corporation and refrain from conduct that injures the corporation or its shareholders or that deprives the corporation or its shareholders of any profit or advantage. Many US jurisdictions have enacted various statutory provisions which permit the monetary liability of directors to be eliminated or limited.
     Under BVI law, liability of a corporate director to the corporation is primarily limited to cases of willful malfeasance in the performance of his duties or to cases where the director has not acted honestly and in good faith and with a view to the best interests of the corporation. However, under our Articles of Association, we are authorized to indemnify any director or officer who is made or threatened to be made a party to a legal or administrative proceeding by virtue of being one of our directors or officers, provided such person acted honestly and in good faith and with a view to our best interests and, in the case of a criminal proceeding, such person had no reasonable cause to believe that his conduct was unlawful. Our Articles of Association also enable us to indemnify any director or officer who was successful in such a proceeding against expense and judgments, fines and amounts paid in settlement and reasonably incurred in connection with the proceeding.
     The above description of certain differences between BVI and US corporate laws is only a summary and does not purport to be complete or to address every applicable aspect of such laws. However, we believe that all material differences are disclosed above.
     Changes in Capital. Requirements to effect changes in capital are not more stringent than is required by law.

Transfer agent
     The transfer agent for our common stock is Computershare Trust Company. Its address is 350 Indiana Street, Suite 800, Golden, Colorado 80401, and its telephone number is (303) 262-0600.
Listing
     Our common stock is quoted on the Nasdaq Global Market under the trading symbol “XING.”
DESCRIPTION OF THE WARRANTS
General
     We may issue warrants for the purchase of our common stock. Warrants may be issued independently or together with our common stock and may be attached to or separate from any offered securities. Each series of warrants may be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent would act solely as our agent in connection with the warrants. The warrant agent would not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement, if any, for that particular series.
Common stock purchase warrants
     The prospectus supplement relating to a particular series of warrants to purchase our common stock will describe the terms of the warrants, including the following:
•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material US federal income tax considerations;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants;

•	any provisions with respect to holder’s right to exercise the warrants on a “cashless exercise” basis;

•	any provisions with respect to holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional material terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.
     Holders of equity warrants will not be entitled to:
•	vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of Qiao Xing Universal Telephone, Inc.
PLAN OF DISTRIBUTION
     We may sell the securities from time to time in one or more transactions:
•	through one or more underwriters or dealers;

•	directly to purchasers;

•	through agents; and

•	through a combination of any of these methods of sale.
     We may distribute the securities from time to time in one or more transactions:
•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; and

•	at negotiated prices.
     We will describe the method of distribution of each series of securities in the applicable prospectus supplement.
     We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations in the related supplement to this prospectus.
     Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers as their agents in connection with the sale of the securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
     Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.
     We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.
     In connection with the offering of certain offered securities, certain persons participating in such offering may engage in transactions that stabilize, maintain or otherwise affect the market prices of such offered securities of our other securities, including stabilizing transactions, syndicate covering transactions and the imposition of penalty bids. Specifically, such persons may overallot in connection with the offering and may bid for and purchase the offered securities in the open market.
     Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.
     To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.
LEGAL MATTERS
     The validity of the securities offered by this prospectus will be passed upon by Andrew N. Bernstein, P.C., 5445 DTC Parkway, Suite 520, Greenwood Village, Colorado 80111.
EXPERTS
     Our audited consolidated financial statements appearing in our Annual Report on Form 20-F for the fiscal years ended December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007, have been audited by Grobstein, Horwath & Company LLP, Sherman Oaks, California, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
     We file annual reports on Form 20-F and current reports on Form 6-K and other information with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, or the Exchange Act. You may read and copy our reports and other information filed by us at the public reference room of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports and other information filed with the Commission are available to the public over the Internet at the Commission’s website at www.sec.gov. Our Internet address is www.cosun-xing.com. The information on our website is not incorporated by reference into this prospectus.
     We are subject to the informational requirements of the Exchange Act as they apply to a foreign private issuer and are required to file reports and other information with the Commission. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements and annual reports to shareholders, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions set forth in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the Commission as frequently or as promptly as United States companies whose securities are registered under the Exchange Act, and we are exempt from the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information.
     We have filed a registration statement on Form F-3 with the SEC that covers the common stock and warrants offered by this prospectus. This prospectus is a part of the registration statement, but the prospectus does not include all of the information included in the registration statement. You should refer to the registration statement for additional information about us and the securities being offered in this prospectus. Statements that we make in this prospectus relating to any documents filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement may not be complete and you should review the referenced document itself for a complete understanding of its terms.
     The Commission allows us to “incorporate by reference” certain information we file with them, which means that we can disclose important information by referring you to those documents. The documents that have been incorporated by reference are an important part of the prospectus, and you should be sure to review that information in order to understand the nature of any investment by you in our company. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:
•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2007, SEC File No. 0-29946.

•	Each of our Reports on Form 6-K filed with the Commission dated July 15, 2008; July 16, 2008; July 31, 2008; August 6, 2008; August 7, 2008; August 13, 2008; August 15, 2008; September 17, 2008; September 18, 2008; and October 1, 2008 (2).

•	Our proxy statement for our annual meeting of shareholders which was held on December 7, 2007.

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on December 3, 1998 pursuant to Section 12(g) of the Exchange Act, and any further amendment or report filed hereafter for the purpose of updating such description.
You may request a copy of these filings, at no cost, by telephoning us at 011-86-752-2820-268 or by writing us at the following address:
Qiao Xing Universal Telephone, Inc.
Qiao Xing Science Industrial Park
Tang Quan
Huizhou City, Guangdong
People’s Republic of China 516023
Telephone: 011-86-752-2820-268
Facsimile: 011-86-752-2820-268
EXPENSES OF THE ISSUE
     The following table sets forth the aggregate expenses to be paid by us in connection with this offering. All amounts shown are estimates, except for the SEC registration fee.

SEC Registration Fee	$6,793
Legal fees and expenses	$100,000
Accounting fees and expenses	$10,000
Filing and printing expenses	$10,000
Miscellaneous	$23,207

Total	$150,000

PART II
Information Not Required in the Prospectus
Item 8. Indemnification of Directors and Officers
     As in most United States jurisdictions, the board of directors of a British Virgin Islands company is charged with the management and affairs of the company, and subject to any limitations to the contrary in the Memorandum of Association of the Company, the Board of Directors is entrusted with the power to manage the business and affairs of the Company. In most United States jurisdictions, directors owe a fiduciary duty to the company and its shareholders, including a duty of care, pursuant to which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, pursuant to which they must protect the interests of the company and refrain from conduct that injures the company or its shareholders or that deprives the company or its shareholders of any profit or advantage. Many United States jurisdictions have enacted various statutory provisions which permit the monetary liability of directors to be eliminated or limited.
     Under British Virgin Islands law, liability of a director to the company is basically limited to cases of willful malfeasance in the performance of his duties or to cases where the director has not acted honestly and in good faith and with a view to the best interests of the company. However, under its Memorandum of Association, the Company is authorized to indemnify any person who is made or threatened to be made a party to a legal or administrative proceeding by virtue of being a director, officer or liquidator of the Company, provided such person acted honestly and in good faith and with a view to the best interests of the Company and, in the case of a criminal proceeding, such person had no reasonable cause to believe that his conduct was unlawful. The Company’s Memorandum of Association also permits the Company to indemnify any director, officer or liquidator of the Company who was successful in any proceeding against expenses and judgments, fines and amounts paid in settlement and reasonably incurred in connection with the proceeding, where such person met the standard of conduct described in the preceding sentence.
     The Company has provisions in its Memorandum of Association that insure or indemnify, to the full extent allowed by the laws of the Territory of the British Virgin Islands, directors, officers, employees, agents or persons serving in similar capacities in other enterprises at the request of the Company.
     The Company has obtained a directors’ and officers’ liability insurance policy.

Item 9. Exhibits
     The following exhibits are filed herewith or incorporated by reference herein:

Exhibit
Number	Exhibit Title

1.1	Form of Underwriting Agreement*

3.1	Memorandum of Association **

3.2	Articles of Association **

4.1	Form of Warrant Agreement*

4.2	Form of Warrant Certificate*

5.1	Opinion of Andrew N. Bernstein, P.C.

23.1	Consent of Grobstein, Horwath & Company LLP, Independent Registered Public Accounting Firm

23.2	Consent of Andrew N. Bernstein, P.C. (included in Exhibit 5.1)

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended and incorporated herein by reference.

**	Incorporated by reference to the Exhibits to our Registration Statement on Form F-1 and pre-effective and post-effective amendments thereto, SEC File No. 333-9274, declared effective on February 16, 1999.

Item 10. Undertakings
(a) Rule 415 Offerings.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) As a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
     (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          (i) If the registrant is relying on Rule 430B:
               (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
               (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
          (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     (6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) Filings Incorporating Subsequent Exchange Act documents by reference.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Request for acceleration of effective date.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huizhou, People’s Republic of China, on October 29, 2008.

QIAO XING UNIVERSAL TELEPHONE, INC.
By:	/s/ RUI LIN WU
Rui Lin WU
Chairman and CEO

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RUI LIN WU	Chief Executive Officer	10/29/08

Rui Lin WU	and Chairman of the Board of Directors (Principal Executive Officer)

/s/ ZHI YANG WU	Vice Chairman, Secretary and	10/29/08

Zhi Yang WU	Director

s/ AIJUN JIANG	Chief Financial Officer	10/29/08

Aijun Jiang	(Principal Financial and Accounting Officer)

/s/ ZE YUN MU	Non-Executive Director	10/29/08

Ze Yun Mu

/s/ YI HONG ZHANG	Non-Executive Director	10/29/08

Yi Hong Zhang

/s/ EDWARD TSAI	Non-Executive Director	10/29/08

Edward Tsai

/s/ ANDREW N. BERNSTEIN	Authorized Representative	10/29/08

Andrew N. Bernstein	in the United States

EXHIBIT INDEX

Exhibit
Number	Exhibit Title

1.1	Form of Underwriting Agreement*

3.1	Memorandum of Association **

3.2	Articles of Association **

4.1	Form of Warrant Agreement*

4.2	Form of Warrant Certificate*

5.1	Opinion of Andrew N. Bernstein, P.C.

23.1	Consent of Grobstein, Horwath & Company LLP, Independent Registered Public Accounting Firm

23.2	Consent of Andrew N. Bernstein, P.C. (included in Exhibit 5.1)

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended and incorporated herein by reference.

**	Incorporated by reference to the Exhibits to our Registration Statement on Form F-1 and pre-effective and post effective amendments thereto, SEC File No. 333-9274, declared effective on February 16, 1999.